Exhibit 10.2
SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Second Amended and Restated Employment Agreement between GLG Partners, Inc. (“GLG”) and Jeffrey M. Rojek (the “Employee”) is made on this 16th day of May, 2010 (this or the “Agreement”).
GLG and the Employee hereby agree to the continued employment of the Employee by GLG on the following terms and conditions:
1.	Commencement of Employment; Term of Agreement.

1.1	The Employee’s employment under this Agreement commenced on January 1, 2010.

1.2	The initial term of the Employee’s employment under this Agreement shall continue until December 31, 2010, unless such employment is sooner terminated pursuant to the provisions of this Agreement (the “Initial Term”). Upon the expiration of the Initial Term and any one-year extension thereafter, the Initial Term or the extended term, as applicable, shall be automatically extended for one additional year unless either party hereto gives the other party at least six (6) months of advance written notice that he or it does not want such extension to occur (a “Notice of Non-Extension”), in which case the Initial Term or the extended term, as applicable, will not be further extended. Notwithstanding any extensions beyond the Initial Term, the Employee’s employment may be sooner terminated pursuant to the provisions of this Agreement. Hereinafter, the period of the Employee’s employment under this Agreement, including beyond the Initial Term if applicable, will be referred to as the “Term.”

2.	Title; Duties; Responsibilities.

2.1	The Employee shall, during the Term, serve GLG in the capacity of Chief Financial Officer, and shall report to the Co-Chief Executive Officers of GLG (or, if there is only one Chief Executive Officer of GLG, then to that individual) and to the Board of Directors of GLG (the “Board”). The Employee’s duties shall include, but not be limited to, those typical of the chief financial officer of a United States publicly-traded financial services company, and such other duties as may be required by GLG from time to time consistent therewith, or where not, by agreement between the parties hereto.

2.2	During the Term, the Employee shall:
(a)	at all times and in all respects conform to and comply with the lawful and reasonable directions of GLG, and, to the extent applicable to the Employee, conform to and comply with all rules or codes of conduct and statements of principle in force from time to time or required by any regulatory body in relation to the business of GLG or any of its subsidiaries (collectively, the “GLG Entities”);

(b)	unless prevented by sickness or other incapacity, or otherwise as directed by GLG, devote the whole of his time, attention, and abilities during hours of work (which shall be normal business hours and such additional hours as may be necessary for the proper performance of his duties) to the business and affairs of the GLG Entities;

(c)	work at GLG’s offices in New York, New York or such other place of business of GLG in the New York City greater metropolitan area as GLG may reasonably require for the proper performance of the Employee’s duties; provided that the Employee shall be required to travel from time to time on reasonable notice for reasonable periods of time for business purposes; and

(d)	not, without the prior written consent of GLG, directly or indirectly carry on or be engaged, concerned, or interested in any other business, trade, or occupation that is in competition with the business of any GLG Entity, other than as a holder directly or through nominees of not more than three percent (3%) in the aggregate of any class of shares, debentures, or other securities in issue from time to time of any company that is publicly-traded on any recognized stock exchange.
2.3	The Employee shall not, without the prior written consent of GLG, either directly or indirectly, publish any opinion, fact, or material, or deliver any lecture or address, or participate in the making of any film, radio broadcast, or television transmission, or communicate with any representative of the media or any third party, (a) relating to the business or affairs of the GLG Entities, or relating to any of their officers, employees, members, partners, clients, suppliers, distributors, agents, or shareholders, or (b) relating to the development or exploitation of Intellectual Property (as defined in clause 10.1). For the purpose of this clause 2.3, “media” shall include television (terrestrial, satellite, and cable), internet, radio, newspapers, and other journalistic publications. This clause 2.3 will not apply to communications made by the Employee to the media or other third-parties to the extent that such communications are consistent with the Employee’s duties to GLG.

3.	Salary.

3.1	During the Term, GLG will pay the Employee a salary at a rate equal to a gross amount of $400,000 per annum, from which tax and other withholdings will be deducted. This amount will be paid to the Employee in equal monthly installments.

4.	Bonus.

4.1	The Employee will, during the Term, be eligible for a discretionary bonus, payable, if at all, by GLG on an annual basis, from which tax and other withholdings will be deducted. Bonuses are based on numerous factors, including the performance of the GLG Entities and the Employee’s individual contribution, and, except as otherwise set forth in this clause 4, are not guaranteed.

4.2	Notwithstanding anything to the contrary in clause 4.1, during the Term, for each calendar year in which the Employee is employed by GLG for the full calendar year, GLG will pay the Employee a cash bonus of no less than $600,000, from which tax and other withholdings will be deducted. Notwithstanding the prior sentence, the Employee will be entitled to receive all or a portion of such bonus in the event his employment with GLG is terminated under certain circumstances before the end of a calendar year, as set forth in clause 8.

4.3	In order to be eligible to receive any bonus under clauses 4.1 and 4.2, except as otherwise provided in clause 8, the Employee must be actively employed by GLG and not serving out any period of notice (such as the notice period given prior to termination) on the date that such bonus is to be paid to the Employee. Any bonus under clauses 4.1 and 4.2 will be paid to the Employee no later than December 31 of the calendar year in which it is earned.

5.	Equity Incentive Awards.

5.1	The Employee shall receive such equity incentive awards as the Compensation Committee of the Board (the “Compensation Committee”) may determine in its sole discretion from time to time. Such equity incentive awards may include, without limitation, grants of stock options, stock appreciation rights, restricted stock, and/or restricted stock units. The terms and conditions of each equity incentive award will be set forth in a definitive award agreement to be entered into by the parties hereto.

5.2	Notwithstanding anything in this clause 5 to the contrary, the Employee will only receive an equity incentive award if, at the time the award is granted, he is actively employed by GLG and not serving out any period of notice (such as the notice period given prior to termination).

6.	Expenses.

6.1	GLG shall reimburse the Employee in respect of all reasonable travelling, accommodation, and other similar out-of-pocket expenses wholly, exclusively, and necessarily incurred by the Employee in or about the performance of his duties, provided that any expense claims are supported by relevant documentation and are made in accordance with GLG’s expenses policy from time to time in force.

7.	Benefits and Vacation.

7.1	During the Term, and provided that the Employee satisfies, and continues to satisfy, any plan eligibility requirements, the Employee shall be entitled to participate in, and receive benefits under, any pension benefit plan, welfare benefit plan (including, without limitation, health insurance), vacation benefit plan, or other employee benefit plan made available by GLG to its senior employees based in its New York City offices. In addition, during the Term, the Employee will be provided with fringe benefits to the same extent that such benefits are provided by GLG to its senior management employees. Any such plan or benefit arrangement may be amended, modified, or terminated by GLG from time to time with or without notice to the Employee.

8.	Termination of Employment.

8.1	By the Employee. The Employee may terminate his employment with GLG for any reason by giving to GLG not less than twelve weeks of notice in writing (except that the Employee need not comply with the notice obligation under this clause 8.1 to the extent he is terminating his employment with Good Reason (as defined in Exhibit A) in accordance with clause 8.5 and Exhibit A). In the event that the Employee terminates his employment under this clause 8.1 without giving GLG the requisite notice under this clause 8.1, then, in addition to any other remedy that GLG may have with respect to the Employee for breach of this Agreement, the “Restriction Period” under clause 12.1.6 will be extended for the number of days that is equal to the number of days by which the Employee’s notice under this clause 8.1 is deficient (i.e., if the Employee provides GLG with eight weeks of notice of termination, then the “Restriction Period” will be extended by four weeks).

8.2	By GLG Without Cause. GLG may terminate the Employee’s employment without Cause (as defined in Exhibit B) by giving to the Employee not less than six months of notice in writing, except as otherwise provided in clause 8.5. The delivery of a Notice of Non-Extension under clause 1.2 by GLG to the Employee will be treated as a termination without Cause by GLG.

In the event of a termination of the Employee’s employment by GLG without Cause, GLG will pay to the Employee, subject to clauses 8.5 and 8.9, on the thirtieth (30th) day following his employment termination date, a payment in an amount equal to:
(a)	the Employee’s annual bonus under clause 4.2 and any discretionary bonus under clause 4.1 awarded to the Employee for the year preceding the year in which the termination without Cause is effective, but only to the extent that such bonuses for such preceding year have not been paid, plus

(b)	a pro-rata portion of the Employee’s annual bonus under clause 4.2 for the year in which the termination without Cause is effective (such pro-rata portion to be calculated on a straight line basis from the beginning of the year through the date on which the Employee’s employment is terminated without Cause), plus

(c)	fifty percent (50%) of the Employee’s annual salary under clause 3.1, plus

(d)	fifty percent (50%) of the annual bonus payable to the Employee under clause 4.2.

(e)	In addition, in such event, to the extent permitted under the terms of the applicable plan, GLG will provide two years of continued coverage for the Employee and his covered spouse and dependents under GLG’s health insurance plan (medical and dental) under the same terms and conditions that are applicable to senior employees of GLG then employed in New York City, provided that (i) to the extent any such benefit is provided via reimbursement to the Employee, no such reimbursement will be made by GLG later than the end of the year following the year in which the underlying expense is incurred, (ii) any such benefit provided by GLG in any year will not be affected by the amount of any such benefit provided by GLG in any other year, subject to any maximum benefit limitations under the applicable plan’s terms, and (iii) under no circumstances will the Employee be permitted to liquidate or exchange any such benefit for cash or any other benefit.
Alternatively, in lieu of advance notice, GLG may, in its absolute discretion, terminate the employment of the Employee without Cause with immediate effect by paying the Employee, subject to clauses 8.5 and 8.9, in a lump sum on the thirtieth (30th) day following his employment termination date, the amounts set forth in clauses (a), (b), (c), and (d) of the preceding paragraph, except that the references to “fifty percent (50%)” in clauses (c) and (d) will be replaced with references to “one hundred percent (100%)”.

At all times while the Employee is receiving payments under this clause 8.2 (or would be receiving payments but for clause 8.9), the Employee shall have a duty to mitigate the amount of such payments that GLG is obligated to pay to the Employee by making a good faith effort to obtain alternative employment (or paid work as a partner, consultant, or otherwise). Any compensation that the Employee earns during such time period as a result of other employment or work as a partner, consultant, or otherwise shall offset, on a dollar-for-dollar basis, the amount of such payments that GLG otherwise would be obligated to pay to the Employee under this Agreement. The Employee shall have an affirmative duty to promptly notify GLG of any employment or other paid work that he obtains (and in any event no later than seven days after obtaining such employment or other paid work) while receiving payments under this clause 8.2. The failure of the Employee to make a good faith effort to obtain such employment or other paid work will be grounds for GLG to refuse to make any further payments under this clause 8.2 and to recoup any payments under this clause 8.2 that it has already made to the Employee.

8.3	By GLG With Cause. The Employee’s employment may be terminated by GLG with Cause in accordance with this clause 8.3 and Exhibit B.

8.4	Death and Disability.
(a) The Employee’s employment will automatically terminate upon his death. Further, GLG reserves the right to terminate the Employee’s employment at any time during which the Employee has a “Disability.”

For purposes of this Agreement, a “Disability” means a physical or mental impairment that prevents the Employee from performing the essential duties of his position, with or without reasonable accommodation, for (i) a period of sixty (60) consecutive calendar days, or (ii) an aggregate of ninety (90) work days in any six (6) month period. A determination that the Employee has incurred a Disability will be made by GLG, in its sole discretion, but in consultation with a physician selected by GLG and who works in the New York City greater metropolitan area, provided that such selected physician consults with the Employee’s physician in addition to any examination of the Employee and/or other tests on the Employee that such selected physician performs or orders to be performed, and the Employee hereby agrees to submit to any such examinations and/or other tests from time to time. Notwithstanding the foregoing, any termination of employment due to a “Disability” will be made in accordance with applicable federal, state, and local laws.

(b) In the event of a termination of the Employee’s employment due to death or Disability, GLG will pay the Employee or his estate, as applicable, his salary under clause 3.1 through the employment termination date. In such case, GLG will also pay to the Employee or his estate, as applicable, subject to clause 8.9 in the event of a termination of the Employee’s employment due to Disability, in a lump sum on the thirtieth (30th) day following his employment termination date, the amounts set forth in clauses (a) and (b) of clause 8.2.

(c) Notwithstanding the foregoing, in the event that the Employee’s employment with GLG is terminated due to his death or by GLG due to Disability, in either case during the one-year period ending on, and including, the first anniversary of a Change of Control (or if such first anniversary date is not a business day in either London, England or New York, New York, then the first such business day following such first anniversary date), the Employee (or his estate, as applicable), in lieu of any payments under clause 8.4(b), shall be entitled to receive the payments and benefits under Section 8.5.

(d) In the event that the Employee’s employment with GLG is terminated due to his death or by GLG due to Disability, in either case during the pendency of a Potential Change of Control and a Change of Control then occurs before the expiration of the pendency of that Potential Change of Control, the Employee (or his estate, as applicable) shall be entitled to such additional payments, health insurance benefits (for his covered spouse and dependents), and vesting of equity incentive awards as would have been made or provided under clause 8.5, as if the Employee’s employment was terminated thereunder with Good Reason immediately following the occurrence of a Change of

Control, in excess of the amount of the payments made or to be made to the Employee (or his estate) under clause 8.4(b), but only if the Change of Control satisfies the definition of “change in control event” set forth in Final Treasury Regulation § 1.409A-3(i)(5). Any such additional payments will be made upon the later of (I) the thirtieth (30th) day following the Employee’s employment termination date and (II) the date on which the Change of Control occurs, and in either case subject to clause 8.11 except in the event of the Employee’s death, and any such health insurance benefits will be provided, to the extent permitted under the terms of the applicable plan, through the second anniversary of the Employee’s employment termination date, and any such vesting of equity incentive awards will be effective as of the date on which the Change of Control occurs.

8.5	Following a Change of Control or During the Pendency of a Potential Change of Control.

In the event that (1) the Employee’s employment with GLG is terminated by GLG without Cause or by the Employee with Good Reason, in either case following a Change of Control (as defined in Exhibit C) or during the pendency of a Potential Change of Control (as defined in Exhibit D), or (2) the Employee’s employment with GLG is terminated due to his death or by GLG due to Disability, in either case during the one-year period ending on, and including, the first anniversary of a Change of Control (or if such first anniversary date is not a business day in either London, England or New York, New York, then the first such business day following such first anniversary date), then, in lieu of any payments or benefits under clauses 8.2 or 8.4(b), and without GLG being required to provide advance notice under clause 8.2 in the event of a termination without Cause, the Employee shall be entitled to receive payment of the following amounts and benefits, subject to clause 8.9:
(a)	on the thirtieth (30th) day following his employment termination date, payment of the Employee’s annual bonus under clause 4.2 and any discretionary bonus under clause 4.1 awarded to the Employee for the year preceding the year in which the Employee’s employment is terminated, but only to the extent that such bonus for such preceding year has not been paid;

(b)	on the thirtieth (30th) day following his employment termination date, payment of a pro-rata portion of the Employee’s annual bonus under clause 4.2 for the year in which his employment terminates (calculated on a straight-line basis from the beginning of the year through the employment termination date) and, in GLG’s discretion, a discretionary bonus under clause 4.1 for the year in which his employment terminates, and in exercising such discretion, GLG may, but is not required to, take into account any amount that has been accrued on the management accounts of GLG for such a discretionary bonus for the year in which his employment terminates;

(c)	on the thirtieth (30th) day following his employment termination date, a payment equal to the lesser of (i) two times the Employee’s Annual Compensation (as defined below) and (ii) $3 million;

(d)	to the extent permitted under the terms of the applicable plan, two years of continued coverage for the Employee and his covered spouse and dependents under GLG’s health insurance plan (medical and dental) under the same terms and conditions that are applicable to senior employees of GLG then employed in New York City, provided that (i) to the extent any such benefit is provided via reimbursement to the Employee, no such reimbursement will be made by GLG later than the end of the year following the year in which the underlying expense is incurred, (ii) any such benefit provided by GLG in any year will not be affected by the amount of any such benefit provided by GLG in any other year, subject to any maximum benefit limitations under the applicable plan’s terms, and (iii) under no circumstances will the Employee be permitted to liquidate or exchange any such benefit for cash or any other benefit; and

(e)	immediate vesting of any outstanding equity incentive awards made to the Employee under clause 5 or under any prior employment agreement between the Employee and GLG, and specifically including the restricted stock agreements listed in clause 14.1.
For purposes of clause 8.5(c), “Annual Compensation” shall mean the average of the Employee’s total compensation for 2008 and 2009, as such total compensation is set forth in the “Total” column of the Summary Compensation Table contained in GLG’s Proxy Statement for the 2010 Annual Meeting of Shareholders, as filed with the United States Securities and Exchange Commission.

8.6	Additional Payments
8.6.1	Payments under this Agreement or any other arrangement of GLG covering the Employee (including, without limitation, vesting of awards under GLG’s equity incentive plans) shall be made without regard to whether the deductibility of such payments (or any other “parachute payments,” as that term is defined in Section 280G of the Internal Revenue Code (“Section 280G”), to or for the benefit of the Employee) would be limited or precluded by Section 280G and without regard to whether such payments (or any other parachute payments) would subject the Employee to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Internal Revenue Code (the “Excise Tax”).

8.6.2	The Employee shall be entitled to receive a payment (the “Gross-Up Payment”) which shall be an amount equal to the sum of (a) the Excise Tax imposed on any parachute payment, whether or not such parachute payment is payable under this

Agreement, and (b) the amount necessary to pay all additional taxes imposed on (or economically borne by) the Employee (including the Excise Tax, federal, state, local, and foreign income and employment taxes, and all applicable withholding taxes) and reimburse the Employee for expenses due to a tax audit or litigation, in each case attributable to the receipt of “parachute payments” and the Gross-Up Payment.

8.6.3	The initial determination of the Gross-Up Payment shall be made at GLG’s expense by GLG’s independent auditors or by such other certified public accounting firm as the Board may designate prior to a Change of Control (the “Accountants”) and a copy of such initial determination (and any underlying calculations) will be provided to the Employee forthwith upon the completion of such initial determination; provided that, prior to completing such initial determination, the Employee will be provided with a written draft of such determination (which he may share with his legal and tax advisors) and a period of thirty (30) days during which the Employee (and his advisors) may submit comments to the Accountants regarding such draft determination.

8.6.4	The Gross-Up Payment shall be made to the Employee, subject to clause 8.9, at the same time the amounts under clause 8.5 are paid to the Employee, or, if later, within five (5) business days following the initial determination by the Accountants that the Gross-Up Payment is due.

8.6.5	In the event that the Excise Tax is subsequently determined by the Accountants or the Internal Revenue Service to be less than the amount taken into account hereunder at the time the Gross-Up Payment is made, the Employee shall repay to GLG, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state, and local income and employment tax imposed on the portion of the Gross-Up Payment being repaid by the Employee if such repayment results in a reduction in the Excise Tax or a federal, state, and local income or employment tax deduction). Notwithstanding the foregoing, in the event that any portion of the Gross-Up Payment to be refunded to GLG has been paid to any federal, state, local, or foreign tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Employee, and interest payable to GLG shall not exceed the interest received or credited to the Employee by such tax authority for the period it held such portion, provided that the Employee’s obligation to repay shall be net of any federal, state, local, or foreign income or employment taxes imposed on the Employee on receipt of such refund or credit. The Employee and GLG shall cooperate in good faith in determining the course of action to be pursued (and the method of allocating the expense thereof) if the Employee’s claim for a refund or credit is denied. However, if agreement cannot be reached, GLG shall decide the appropriate course of action to pursue, provided that the action does not adversely impact any issues the Employee may have with respect to his tax return, other than the Excise Tax.

8.6.6	In the event that the Excise Tax is subsequently determined by the Accountants or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), GLG shall make an additional Gross-Up Payment to or for the benefit of the Employee in respect of such excess at the time that the amount of such excess is finally determined.

8.6.7	In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Employee shall permit GLG to control issues related to the Excise Tax (at GLG’s expense), provided that such issues do not potentially materially adversely affect the Employee. In the event issues are interrelated, the Employee and GLG shall in good faith cooperate so as not to jeopardize resolution of either issue. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Employee shall permit the representative of GLG to accompany the Employee, and the Employee and the Employee’s representative shall cooperate with GLG and its representative.

8.6.8	GLG and the Employee shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax.

8.6.9	Notwithstanding anything in this clause 8.6 to the contrary, to satisfy the express requirements under Section 409A of the Internal Revenue Code (“Section 409A”), and without in any way limiting the obligation of GLG to make payments in accordance with the prior paragraphs of this clause 8.6, the parties hereto agree that (I) in no event will any Gross-Up Payment or any underpayment be made to the Employee later than the end of the calendar year immediately following the calendar year in which the Employee remits the related taxes to the applicable government authority, and (II) in no event will the reimbursement of expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability be made to the Employee later than the end of the calendar year immediately following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the applicable government authority or, where as a result of such audit or litigation no taxes are remitted, the end of the calendar year immediately following the calendar year in which the audit is completed or there is a final and non-appealable settlement or other resolution of the litigation.

8.7	GLG is not under any obligation to provide the Employee with any work, and GLG may suspend the Employee or place him on a leave of absence without duties, exclude the Employee from all or any premises of GLG, and/or require that the Employee not contact any colleagues or clients, not work on any GLG matters or projects, and not access electronic data in GLG’s offices via home computers, modems, or otherwise, including, without limitation:
8.7.1	for any period in connection with any investigation into (a) any alleged misconduct or neglect by the Employee or (b) any alleged action or inaction that may constitute Cause under Exhibit B; or

8.7.2	for any period not exceeding the applicable notice period after either party has given notice of termination of employment;
provided that throughout such period the Employee’s salary under clause 3.1 and benefits under clause 7.1 shall continue to be paid or provided by GLG in accordance with those clauses, and further provided that any amount payable to the Employee in respect of clause 8.7.2 will be paid to the Employee pursuant to the terms of this Agreement, but no later than March 15 of the calendar year following the calendar year in which the Employee ceases to perform services for GLG unless such amount is subject to clause 8.9 or such amount would be exempt from the requirements of Section 409A even if such amount were not paid to the Employee by such March 15 date. The Employee acknowledges and agrees that, during any period of suspension, all obligations and duties of the Employee contained in this Agreement (other than those suspended as set out in this clause 8.7) will continue to have full force and effect. Notwithstanding anything in this clause 8.7 to the contrary, and consistent with clause 14.9, any suspension or leave of absence of the Employee will cease and the Employee’s employment will be terminated at the time he incurs a “separation from service” (as defined under Section 409A).

8.8	GLG reserves the right to condition any compensation under this clause 8 upon the Employee’s execution of a customary general release (which general release will exclude from its terms, and will not waive or release, any continuing obligations that GLG has to the Employee under this Agreement or under any restricted stock agreement between GLG and the Employee and any right the Employee has immediately prior to the employment termination date to be indemnified by any GLG Entity or any predecessor of any GLG Entity) and such general release becoming effective, which execution and effectiveness must occur before the thirtieth (30th) day following the Employee’s employment termination date (or, to the extent clause 8.9 operates to delay payment of the compensation at issue, before the date that such compensation is to be paid to the Employee under clause 8.9). GLG will provide any such general release to the Employee before, on, or promptly following the employment termination date.

8.9	To the extent that any amount payable or benefit to be provided under this Agreement constitutes an amount payable or benefit to be provided under a “nonqualified deferred compensation plan” (as defined in Section 409A) that is not exempt from Section 409A, and such amount or benefit is payable or to be provided as a result of a “separation from service” (as defined in Section 409A), including any amount payable or benefit to be provided under this clause 8, and the Employee is a “specified employee” (as defined and determined under Section 409A and any relevant procedures that GLG may establish) at the time of his “separation from service,” then, notwithstanding any other provision in this Agreement to the contrary, such payment or benefit will not be made or provided to the Employee until the day after the date that is six (6) months following the Employee’s “separation from service,” at which time all payments or benefits that otherwise would have been paid or provided to the Employee under this Agreement during that six-month period, but were not paid or provided because of this clause 8.9, will be paid or provided, with any cash payment to be made in a single lump sum. This six-month delay will cease to be applicable after the Employee’s death.

8.10	Upon the termination of his employment (for whatever reason and howsoever arising), the Employee shall not at any time thereafter make any untrue or misleading oral or written statement concerning the business and affairs of any GLG Entity, nor represent himself or permit himself to be held out as being in any way connected with or interested in the business of any GLG Entity (except as a former employee for the purpose of communicating with prospective employers or complying with any applicable law, or as a holder of any outstanding equity award granted to the Employee).

9.	Confidential Information.

9.1	“Confidential Information” means any information that belongs to any GLG Entity, or any of their clients or suppliers, including, without limitation, Intellectual Property (as defined in clause 10.1), technical data, market data, trade secrets, research, business plans, product information, projects, services, client lists, client preferences, client transactions, supplier lists, supplier rates, hardware, technology, inventions, developments, processes, formulas, designs, marketing methods and strategies, pricing strategies, sales methods, financial information, transactional information, corporate and tax structures, revenue figures, account information, credit information, financing arrangements, information disclosed to the Employee by any GLG Entity in confidence directly or indirectly, information that the Employee ought reasonably to understand is confidential, and information in respect of which any GLG Entity is bound by an obligation of confidence to a third party, and whether in writing (including via email), orally, or by electronic records, drawings, pictures, or inspection of tangible property.

9.2	The Employee acknowledges that, during the course of his employment with GLG, the Employee has had and will have access to Confidential Information. The Employee agrees, both during the term of his employment with GLG and following its termination, that he has and will continue to hold the Confidential Information in the strictest confidence, and that he has not and will not use or attempt to use, other than in the proper performance of the Employee’s duties, the Confidential Information except for the benefit of the GLG Entities, and he has not and will not disclose any Confidential Information to any other person or entity without the prior written authorization of GLG. The Employee shall use best endeavors to prevent the unauthorized publication or misuse of any Confidential Information.

9.3	The restrictions of clause 9.2 do not apply to any Confidential Information that (a) has entered into the public domain other than by a breach of this Agreement or other obligation of confidentiality of which the Employee is aware, or (b) solely to the extent and for the duration required, is required to be disclosed under a validly-issued court order and which disclosure the GLG Entities, following the Employee’s immediate notification to GLG of such requirement, are unable legally to prevent.

9.4	The Employee will be required, and hereby agrees, to execute any additional confidentiality agreements with any GLG Entity in such form as will be required by GLG or such GLG Entity.

9.5	Following the termination of the Employee’s employment with GLG, or at any time during its continuance upon request by GLG, the Employee will promptly deliver to GLG and not keep in his possession, recreate, or deliver to any other person or entity, any and all property that belongs to any GLG Entity, or that belongs to any other third party and is in the Employee’s possession as a result of his employment with GLG, including, without limitation, any Confidential Information, computer hardware and software, palm pilots, pagers, cell phones, blackberries, PDAs, other electronic equipment, records, data, client lists and information, notes, reports, correspondence, financial information, corporate information, account information, files, and other documents and information, including any and all copies of the foregoing.

10.	Intellectual Property.

10.1	“Intellectual Property” means any rights in or to intellectual property including, without limitation, patents, trade marks, service marks, design rights, copyrights, utility models, inventions, drawings, rights in computer programs (including both object code and source code), and whether registered or unregistered, applications for registration of any of the foregoing and the right to apply for them in any part of the world, and rights of like nature arising or subsisting anywhere in the world in relation to all of the foregoing.

10.2	The Employee agrees that all Intellectual Property that the Employee creates or discovers during the course of or as a result of his employment with GLG and that relates to or is capable of being used in the business of any GLG Entity shall vest automatically in and belong exclusively to GLG or its nominee, and the Employee shall not have any rights or licenses in such Intellectual Property except as explicitly granted in writing to him by GLG.

10.3	If, at any time in the course of the Employee’s employment with GLG, the Employee makes or discovers or participates in the making or discovery of any Intellectual Property relating to or capable of being used in the business of any GLG Entity, then the Employee shall immediately disclose full details of such Intellectual Property to GLG, and at the expense of GLG the Employee shall do all things necessary or desirable for obtaining appropriate forms of protection for the Intellectual Property in such parts of the world as may be specified by GLG and for vesting all rights in the same in GLG or its nominee.

10.4	The Employee hereby irrevocably appoints GLG or its nominee to be the Employee’s agent to sign any instrument, or to execute or do any act, on the Employee’s behalf in order to give GLG or its nominee the full benefit of this clause 10, and in favor of any third party a certificate in writing signed by an officer of GLG that any instrument or act falls within the authority of GLG conferred by this clause 10 shall be conclusive evidence that such is the case.

10.5	The Employee hereby waives all of the Employee’s moral rights, if any, in respect of any acts of any GLG Entity or any party acting on its authority, in relation to any Intellectual Property that is the property of or licensed to GLG, its nominee, or any GLG Entity by virtue of this clause 10.

10.6	The Employee agrees that he has disclosed in writing all Intellectual Property that was made or discovered by the Employee prior to the commencement of his employment with GLG, or that belongs to the Employee either solely or jointly with others (each such item referred to as a “Prior Invention” and collectively as “Prior Inventions”). Other than as so disclosed, the Employee agrees and acknowledges that there are no Prior Inventions. If, in the course of the Employee’s employment with GLG, the Employee incorporates a Prior Invention into any product, software, business material, process, service, or machine of any GLG Entity, then the GLG Entities are hereby granted a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell, and otherwise distribute such Prior Invention as part of or in connection with such product, software, business material, process, service, or machine.

10.7	The Employee shall keep and maintain adequate and up to date written records of all Intellectual Property made or discovered by the Employee (either solely or jointly with others) during his employment with GLG. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, or any similar format appropriate to the relevant Intellectual Property and/or required from time to time by GLG. The records will be available to and remain the sole property of

GLG at all times, and the Employee shall not perform any action with such records (other than to maintain them in an up to date state) without the express permission of GLG, such permission to be at the sole discretion of GLG.

10.8	All rights and obligations of the Employee under this clause 10 shall continue in full force and effect after the termination of his employment and shall be binding upon the Employee’s heirs, assigns, and personal representatives.

11.	Further Obligations of the Employee.

11.1	The Employee shall, during his employment with GLG and (where appropriate) after its termination, comply (and, if applicable, shall procure that his spouse and minor children shall comply) with all applicable rules of law, regulations, and codes of conduct of any GLG Entity in effect from time to time in relation to dealings in shares, debentures, or other securities, and the Employee shall, in relation to any dealings in securities of foreign companies, comply with all laws of any foreign state affecting dealings in the securities of such companies.

11.2	The Employee represents that his employment with GLG does not violate any prior agreement with a former employer or third party. Should the Employee breach such representation, the Employee agrees to indemnify the GLG Entities on demand for any and all damages (including, without limitation, legal fees) that any GLG Entity incurs as a result of the Employee’s breach of such representation.

12.	Restrictive Covenants.

12.1	For the purpose of this clause 12, the following expressions shall have the following respective meanings:
12.1.1	“Business” means the management, investment management, and investment advisory businesses, and the business of structuring, establishing, marketing, distributing, and managing investment funds, as carried on by any GLG Entity on the Employee’s employment termination date.

12.1.2	“Intermediary” means (a) any person who, at any time during the two years immediately preceding the Employee’s employment termination date, promoted, marketed, advised, or arranged for investors in the services and/or products (including investment funds) of any GLG Entity, (b) any person who, during such two-year period, was a partner, member, employee, or agent of, or consultant to, such Intermediary, or (c) any person who, during such two-year period, was a partner, member, employee or agent of a client or prospective client of any GLG Entity and who was working in the capacity of an Intermediary, and in all cases, with which Intermediary the Employee had direct dealings on behalf of any GLG Entity in connection with such Intermediary’s promoting, marketing, advising, or arranging for investors in the services and/or products (including investment funds) of any GLG Entity.

12.1.3	“Key Individual” means any person who, at the Employee’s employment termination date, is employed or engaged (including, without limitation, as a partner of member) by any GLG Entity (a) with whom the Employee has had material contact during the course of his employment with GLG, and (b) either (i) is employed or engaged in marketing services and/or products (including investment funds), in managing fund assets, as an analyst, or in a senior management position, or (ii) is in the possession of Confidential Information, or (iii) is directly managed by or reports to the Employee; and in the event that any person is found to have been solicited by the Employee prior to the Employee’s employment termination date and such person would have been a Key Individual on the Employee’s employment termination date but for the actions of the Employee, then such person will also be considered to be a Key Individual.

12.1.4	“Prospective Intermediary” means any person (a) with whom or which any GLG Entity entered into negotiations or discussions, or (b) on whom or which any GLG Entity expended a material amount of money, in either case during the period of six months immediately preceding the Employee’s employment termination date and to the knowledge of the Employee prior to his employment termination date, and in either case, (i) with a view toward securing introductions to others for the purpose of providing services or doing business with such other persons, (ii) with whom or which person the Employee had direct dealings on behalf of any GLG Entity, and (iii) which person does not affirmatively indicate to the GLG Entities, prior to the Employee’s employment termination date, that he, she, or it does not wish to become an Intermediary of the GLG Entities.

12.1.5	“Restricted Area” means the United States, the United Kingdom, and any other country in which the Employee has undertaken his duties for the GLG Entities to a material extent at any time during the period of twelve months immediately preceding the Employee’s employment termination date.

12.1.6	“Restriction Period” means the period of the Employee’s employment with GLG, plus (a) the period of twelve months for purposes of clauses 12.3, 12.4.1, 12.4.3, 12.4.6, 12.4.8, and 12.4.10, (b) the period of six months for purposes of clauses 12.4.2 and 12.4.4, and (c) the period of eighteen months for purposes of clauses 12.4.5, 12.4.7, and 12.4.9, with the time periods in clauses (a), (b), and (c) calculated from the Employee’s employment termination date; provided that the length of the post-employment period may be extended in accordance with the terms of clause 8.1.

12.2	The Employee acknowledges that, during the course of his employment with GLG, he has had and will have (a) access to Confidential Information, and/or (b) influence over or connection with existing and prospective clients, Intermediaries, Prospective Intermediaries, employees, and other service providers of the GLG Entities, and accordingly, having had the opportunity to take legal advice or voluntarily having waived such opportunity, is willing to enter into the covenants described in this clause 12 in order to provide the GLG Entities with reasonable protection for those interests.

12.3	The Employee hereby covenants with GLG that he will not, for the Restriction Period, without the prior written consent of GLG in its sole and absolute discretion, either alone or jointly with or on behalf of any person, directly or indirectly, carry on or set up, or be employed or engaged by or in, or otherwise assist or be interested in, in any capacity (except as a shareholder or other equity owner of not more than three percent (3%) of the shares of any company whose shares are publicly traded on any recognized stock exchange), a business that is carried on in competition with the Business anywhere within the Restricted Area.

12.4	The Employee hereby covenants with GLG that he will not, for the Restriction Period, without the prior written consent of GLG in its sole and absolute discretion, either alone or jointly with or on behalf of any person, directly or indirectly:
12.4.1	in connection with the carrying on of any business that is in competition with the Business, have business dealings with, provide services to, or otherwise accept the custom of any person who or which has at any time during the period of twelve months immediately preceding the Employee’s employment termination date done business or dealt with, or received services from, any GLG Entity as a client, and with whom or which the Employee shall have had dealings during the course of his employment with GLG or any other service relationship with the GLG Entities, other than clients that were Business-related clients of the Employee (as opposed to clients of his accounting practice) prior to the time he first provided services to any of the GLG Entities;

12.4.2	in connection with the carrying on of any business that is in competition with the Business, have business dealings with, provide services to, or otherwise accept the custom of any person who or which is a prospective client of any GLG Entity, by providing any service to, dealing with, or doing business with such prospective client that is the same or substantially similar to services and/or products (including investment funds) that had been or are being marketed to such prospective client by any GLG Entity on the Employee’s employment termination date or during the period of six months immediately preceding such employment termination date, and of which marketing the Employee is aware prior to his employment termination date, provided that, prior to the Employee’s employment termination date, such prospective client has not affirmatively indicated that he, she, or it does not wish to become a client of the GLG Entities;

12.4.3	in connection with the carrying on of any business that is in competition with the Business, have business dealings with any Intermediary for the purpose of securing or seeking to secure from such Intermediary the opportunity to provide to his, her, or its clients or prospective clients any services and/or products (including investment funds) that are the same or substantially similar to those provided by any GLG Entity, or to place the business of any such client or prospective client with another business that is in competition with the Business;

12.4.4	in connection with the carrying on of any business that is in competition with the Business, have business dealings with any Prospective Intermediary for the purpose of securing or seeking to secure from such Prospective Intermediary the opportunity to provide to his, her, or its clients or prospective clients any services and/or products (including investment funds) that are the same or substantially similar to those provided by any GLG Entity, or to place the business of any such client or prospective client with another business that is in competition with the Business;

12.4.5	in connection with the carrying on of any business that is in competition with the Business, canvass, solicit, or approach, or cause to be canvassed, solicited, or approached, for orders or instructions in respect of any services and/or products (including investment funds) of a type offered or provided by any GLG Entity, any person who or which at the Employee’s employment termination date or at any time during the period of twelve months prior to that date is a client of any GLG Entity, and with whom or which the Employee shall have had dealings during the course of his employment with GLG or any other service relationship with the GLG Entities, other than clients that were Business-related clients of the Employee (as opposed to clients of his accounting practice) prior to the time he first provided services to any of the GLG Entities;

12.4.6	in connection with the carrying on of any business that is in competition with the Business, canvass, solicit, or approach, or cause to be canvassed, solicited, or approached, for orders or instructions in respect of any services and/or products (including investment funds) of a type offered or provided by any GLG Entity, any person who or which is a prospective client of any GLG Entity, to whom or which such services had been or are being marketed on the Employee’s employment termination date or during the period of six months immediately preceding such employment termination date, and of which marketing the Employee is aware prior to his employment termination date, provided that, prior to the Employee’s employment termination date, such prospective client has not affirmatively indicated that he, she, or it does not wish to become a client of the GLG Entities;

12.4.7	in connection with the carrying on of any business that is in competition with the Business, canvass, solicit, or approach, or cause to be canvassed, solicited, or approached, any Intermediary for the purpose of securing or seeking to secure from such Intermediary the opportunity to provide to his, her, or its clients or prospective clients any services and/or products (including investment funds) that are the same or substantially similar to those provided by any GLG Entity, or to place the business of any such client or prospective client with another business that is in competition with the Business;

12.4.8	in connection with the carrying on of any business that is in competition with the Business, canvass, solicit, or approach, or cause to be canvassed, solicited, or approached, any Prospective Intermediary for the purpose of securing or seeking to secure from such Prospective Intermediary the opportunity to provide to his, her, or its clients or prospective clients any services and/or products (including investment funds) that are the same or substantially similar to those provided by any GLG Entity, or to place the business of any such client or prospective client with another business that is in competition with the Business;

12.4.9	solicit or endeavor to solicit for employment or for the provision of service, or entice away or endeavor to entice away from employment or other service relationship with the GLG Entities, any Key Individual who, on the Employee’s employment termination date, is employed or engaged by any GLG Entity, or who was so employed or engaged at any time during the six months immediately preceding the Employee’s employment termination date; or

12.4.10	hire or engage for services any Key Individual who, on the Employee’s employment termination date, is employed or engaged by any GLG Entity, or who was so employed or engaged at any time during the six months immediately preceding the Employee’s employment termination date.
12.5	Notwithstanding anything to the contrary in this clause 12, following the termination of the Employee’s employment with GLG, the Employee will be permitted to (a) work for any certified public accounting firm, provided that the Employee is not involved in (whether by working for, advising, consulting with, or otherwise servicing) any aspect of such firm’s investment management or investment advisory businesses, if any, including any such business conducted through such firm’s subsidiaries or other related entities, and (b) service the clients of any certified public accounting firm.

12.6	The Employee hereby agrees that he will, at the cost of GLG, enter into a direct agreement or undertaking with any GLG Entity whereby he will accept restrictions and provisions corresponding to the restrictions and provisions in this clause 12 in relation to such activities and such area and for such a period not exceeding the Restriction Period as such GLG Entity may reasonably require for the protection of its legitimate business interests.

12.7	The covenants contained in this clause 12 are intended to be separate and severable and enforceable as such, and to be enforceable to the fullest extent permissible under the laws of each jurisdiction in which enforcement is sought. If any restriction contained in this Agreement is for any reason held by a court to be excessively broad as to duration, activity, geographical scope, or subject, then such restriction will be construed, judicially modified, or “blue penciled” in such jurisdiction so as to thereafter be limited or reduced to the extent required to be enforceable in such jurisdiction in accordance with applicable law. If any restriction contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law in any jurisdiction, then such invalidity, illegality, or unenforceability will not affect any other provision of this Agreement or any other jurisdiction, but such restriction will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable restriction had never been contained in this Agreement.

12.8	The Employee acknowledges that the remedy at law for his breach of this clause 12 will be inadequate, and that the damages flowing from such breach will not be readily susceptible to being measured in monetary terms. Accordingly, upon a breach or threatened breach of this clause 12, GLG will be entitled to immediate injunctive relief (or other equitable relief) and may obtain a temporary order restraining any breach or further breach. No bond or other security will be required to obtain such relief, and the Employee consents to the issuance of such equitable relief. Nothing in this clause 12.8 will be deemed to limit GLG’s remedies at law or in equity that may be pursued or availed of by GLG for any breach or threatened breach by the Employee of any part of this clause 12.

12.9	The covenants contained in this clause 12 have been agreed by the parties hereto to be reasonable. The business of the GLG Entities is highly competitive, the terms of this clause 12 are material to the parties’ willingness to enter into this Agreement, and the terms and conditions of this clause 12 are not more restrictive than is necessary to protect the legitimate interests of the GLG Entities.

13.	Conditional Nature of Continued Employment.

13.1	The Employee’s continued employment with GLG is subject to the following conditions:
(a)	validity and accuracy of all representations made by the Employee regarding his educational, vocational, professional, and any other appropriate qualifications, and upon request by GLG the Employee will be required to produce any relevant documentation supporting such representations;

(b)	compliance with any compliance regulations, codes of conduct, and personal investment policies applicable to the Employee; and

(c)	the Employee’s successful and continued registration with, to the extent applicable, the Securities Exchange Commission and any other relevant government agency governing the financial services business.
The Employee recognizes that his employment may be terminated with or without notice or payment in the event that such requirements fail to be satisfied at any time during his employment with GLG.

14.	Miscellaneous.

14.1	This Agreement constitutes the entire agreement and understanding between GLG and the Employee and supersedes any other agreements, whether oral or written, with respect to the subject matter of this Agreement, including, without limitation, as of the effective date of this Agreement, the employment agreement between GLG and the Employee executed as of January 9, 2008 and effective on March 18, 2008 and the amended and restated employment agreement between GLG and the Employee dated March 17, 2010, but specifically excluding the restricted stock agreements between GLG and the Employee dated March 18, 2008, March 18, 2009, and March 17, 2010, except that clause 8.5(e) supersedes the terms of such restricted stock agreements. This Agreement may only be modified or amended by a further agreement in writing signed by the parties hereto.

14.2	This Agreement is governed by and shall be construed in accordance with the laws of the State of New York without giving effect to its conflict of laws principles.

14.3	Any action by the parties hereto related to this Agreement may be instituted in any state or federal court having proper subject matter jurisdiction located within the State of New York, or in any other court in which jurisdiction is otherwise proper. Accordingly, the Employee and GLG irrevocably and unconditionally (a) submit to the jurisdiction of any such court and (b) waive (i) any objection to the laying of venue of any such action brought in such court and (ii) any claim that any such action brought in any such court has been brought in an inconvenient forum.

14.4	This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts when taken together shall constitute one and the same original.

14.5	GLG shall be entitled, without notice to the Employee, at any time during his employment with GLG and upon the termination of such employment, to set off and/or make deductions from the Employee’s compensation or from any other sums due to the Employee from any GLG Entity in respect of any overpayment of any kind made to the Employee or in respect of any outstanding debt or other sum due from the Employee. In addition, all payments made under this Agreement to the Employee will be subject to applicable tax and other payroll withholdings.

14.6	Except to the extent that applicable law requires that any specific action be taken or performed by the Board, the Compensation Committee, or any other committee of the Board, or to the extent otherwise provided in this Agreement, any action to be taken or performed, or direction or consent to be provided, by GLG under this Agreement may be taken, performed, or provided by either of GLG’s Co-Chief Executive Officers (or if there is only one Chief Executive Officer, then by that individual).

14.7	Any waiver by GLG of any provision, or any breach of any provision, of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision herein.

14.8	Due to the personal nature of the services contemplated under this Agreement, this Agreement and the Employee’s rights and obligations hereunder may not be assigned by the Employee. GLG may assign its rights, together with its obligations hereunder, in connection with any sale, transfer, or other disposition of all or substantially all of its business and/or assets, provided that any such assignee of GLG agrees to be bound by the provisions of this Agreement. Further, prior to any sale, transfer, distribution, or liquidation of all or any significant portion of GLG’s consolidated assets, or any significant recapitalization or winding-up of GLG, or any event that could reasonably impair the ability of GLG to satisfy its obligations under this Agreement, GLG will notify the Employee in writing thereof, and shall arrange alternate means of providing for its obligations under this Agreement, including the assumption of such obligations by another party reasonably acceptable to the Employee, the creation of a “rabbi trust” arrangement reasonably acceptable to the Employee, or the creation of an escrow in an amount and upon terms reasonably acceptable to the Employee, provided that in no event will this sentence be interpreted to require, and the parties hereto do not intend, that, in connection with a change in GLG’s financial health, GLG restrict the use of assets for the payment to the Employee of nonqualified deferred compensation that is subject to (and not exempt from) the requirements of Section 409A. GLG shall require any successor to all or substantially all of the business and/or assets of GLG, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as GLG would be required to perform if no such succession had taken place.

14.9	Notwithstanding anything in this Agreement to the contrary, in the event that amendments to this Agreement are necessary in order to comply with Section 409A or to minimize or eliminate any income inclusion and penalties under Section 409A (e.g., under any document or operational correction program), the Employee and GLG agree to negotiate in good faith the applicable terms of such amendments and to implement such negotiated amendments, on a prospective and/or retroactive basis, as needed. Further, to the extent any amount or benefit under this Agreement is nonqualified deferred compensation that is subject to (and not exempt from) the requirements of Section 409A, then, with respect to such amount or benefit, this Agreement will be interpreted in a manner to comply with the requirements of Section 409A. Further, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or as a result of a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “employment termination,” “termination of employment,” “termination date,” “employment termination date,” or like terms shall mean “separation from service” or the date of the “separation from service,” as applicable.

14.10	Any notices, requests, demands, and other communications required or permitted hereunder shall be in writing (which includes, without limitation, e-mail) and, if to be given to the Employee, shall be given to the Employee, and if to be given to GLG, shall be given to any officer or director of GLG, with a copy to either of the Co-Chief Executive Officers of GLG (or to the Chief Executive Officer of GLG if there is only one such individual). Any such notice, request, demand, or other communication shall be deemed to have been duly given if delivered by hand or if sent via e-mail to the applicable individual’s business e-mail address, or if mailed by registered or certified mail and addressed, if to the Employee, to his last known home address as set forth in GLG’s personnel records, and if to GLG, to the attention of any officer or director of GLG at the then-current GLG business address of such individual.

GLG Partners, Inc.

by:	/s/ Noam Gottesman Name: Noam Gottesman	Date: 5/16/2010
Title: Co-Chief Executive Officer

by: Employee

/s/ Jeffrey M. Rojek		Date: 5/16/2010

Jeffrey M. Rojek

EXHIBIT A — DEFINITION OF “GOOD REASON”
“Good Reason” shall mean:
(a)	any material diminution in the Employee’s authority, duties (as set forth in clause 2.1 of the Agreement), responsibilities, or reporting line, other than as permitted in clauses 8.7.1 and 8.7.2 of the Agreement; or

(b)	any material diminution in the authority, duties, and responsibilities of the Co-Chief Executive Officers of GLG; or

(c)	following a Change of Control (as defined in Exhibit C) or during the pendency of a Potential Change of Control (as defined in Exhibit D), any material diminution in the Employee’s total annual compensation from GLG; or

(d)	a material change in the location from which the Employee must perform his services for GLG, including a requirement that he relocate to London, England; or

(e)	a material breach of this Agreement by GLG; or

(f)	the occurrence of a Change of Control, but only to the extent that the Employee terminates his employment for any reason, including by delivering a Notice to Non-Extension to GLG under clause 1.2 of the Agreement, during the one-year period ending on, and including, the first anniversary of such Change of Control (or if such first anniversary date is not a business day in either London, England or New York, New York, then the first such business day following such first anniversary date).
Notwithstanding the foregoing, no action or inaction will be deemed to constitute “Good Reason” under clauses (a) through (e) above unless: (i) the Employee gives reasonably-detailed, written notice to GLG of the action or inaction alleged to constitute “Good Reason” no later than ninety (90) days after the initial existence of the action or inaction alleged to constitute “Good Reason”; (ii) GLG is provided with thirty (30) days in which it may cure any action or inaction that would otherwise constitute “Good Reason”; and (iii) GLG fails to cure such action or inaction during the thirty-day cure period, in which case the Employee’s employment will be deemed to have terminated upon the expiration of such cure period unless the parties hereto agree in writing to a different termination date. In the event the Employee terminates his employment with Good Reason under clause (f) above, such termination will be effective immediately upon the Employee giving written notice of such termination to GLG.

EXHIBIT B — DEFINITION OF “CAUSE”
“Cause” shall be deemed to exist if the Employee shall at any time:
(a)	be guilty of gross misconduct, or commit a material breach of any provision of the Agreement; or

(b)	be in material breach of regulatory requirements or internal compliance rules of any GLG Entity consistent therewith that are applicable to the Employee; or

(c)	have any certification, registration, license, or similar requirement to maintain his status as a certified public accountant or a state-licensed accountant suspended, withdrawn, revoked, or otherwise terminated, provided that such suspension, withdrawal, revocation, or termination will not be grounds to terminate the Employee with Cause if it occurs because of the Employee’s failure to complete any necessary continuing professional education hours or credits and such failure was consented to in advance and in writing by GLG; or

(d)	be convicted of, or plead no contest to, a felony other than a traffic-related offense for which a non-custodial penalty is imposed; or

(e)	prior to a Change of Control (as defined in Exhibit C) and not during the pendency of a Potential Change of Control, be in material breach of any of the conditions or continuing obligations under clause 13 of the Agreement.
Notwithstanding the foregoing, no action or inaction will be deemed to constitute “Cause” unless: (i) GLG gives reasonably-detailed, written notice to the Employee of the action or inaction alleged to constitute “Cause”; (ii) to the extent that such action or inaction can be cured, the Employee is provided with thirty (30) days in which he may cure any such action or inaction that would otherwise constitute “Cause”; and (iii) the Employee fails to cure such action or inaction during the thirty-day cure period, in which case the Employee’s employment will be deemed to have terminated upon the expiration of such cure period unless the parties hereto agree in writing to a different termination date.

EXHIBIT C — DEFINITION OF “CHANGE OF CONTROL”
For purposes of the Agreement, “Change of Control” means the earliest to occur of the following events:
(i)	the acquisition of ownership after the commencement of the Employee’s employment with GLG by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, and any successor statute, as it may be amended from time to time (the “Exchange Act”)) (each, a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of the combined voting power of the outstanding voting securities of GLG entitled to vote generally in the election of directors (“Outstanding Voting Securities”) in excess of the Applicable Threshold (as defined below); provided that, for purposes of this subclause (i), the following acquisitions shall not constitute a Change of Control: (x) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by a GLG Entity; (y) any acquisition pursuant to the exchange of Exchangeable Class B Ordinary Shares of FA Sub 2 Limited for shares of common stock, par value $0.0001 per share, of GLG, or any security of GLG issued in substitution, exchange, or lieu thereof; or (z) any acquisition pursuant to a transaction that complies with each of clauses (x), (y), and (z) of subclause (iii) of this definition of Change of Control; or

(ii)	individuals who, as of the commencement of the Employee’s employment with GLG, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that any individual becoming a director subsequent to that date whose election, or nomination for election by GLG’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a individual, entity, or group other than the Board; or

(iii)	consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of GLG, or the acquisition of assets of another entity (a “Corporate Transaction”), in each case, unless, following such Corporate Transaction, (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation that as a result of such transaction owns GLG or all or substantially all of GLG’s assets either directly or through one or more subsidiaries), (y) no Person (excluding any employee benefit plan (or related trust) of any GLG Entity or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, the combined voting power of the then outstanding voting securities in excess of the greater of (1) 25% of the outstanding voting securities or (2) the number of outstanding voting securities beneficially owned by Noam Gottesman, Pierre Lagrange, and Emmanuel Roman (including their respective families, Trusts, partnerships, and charitable foundations controlled by any of Noam Gottesman, Pierre Lagrange, and Emmanuel Roman), in each case, with respect to the corporation resulting from such Corporate Transaction, except to the extent that such ownership existed in GLG prior to the Corporate Transaction, and (z) at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction; or

(iv)	approval by the stockholders of GLG of a complete liquidation or dissolution of GLG.
For purposes of this Exhibit C and Exhibit D, “Applicable Threshold” means the greater of (i) 25% of the then Outstanding Voting Securities, or (ii) the then Outstanding Voting Securities beneficially owned by Noam Gottesman, Pierre Lagrange, and Emmanuel Roman (including by their respective families, Trusts, partnerships and charitable foundations controlled by any of Noam Gottesman, Pierre Lagrange, and Emmanuel Roman), as the case may be.
For purposes of this Exhibit C and Exhibit D, “Trust” means any trust of which any of Noam Gottesman, Pierre Lagrange, and Emmanuel Roman is the settlor or of which any of them and/or any of the members of their family are beneficiaries, including the Gottesman GLG Trust, the Lagrange GLG Trust and the Roman GLG Trust.

EXHIBIT D — DEFINITION OF “POTENTIAL CHANGE OF CONTROL”
For purposes of the Agreement, a “Potential Change of Control” shall be deemed to have occurred upon:
(i)	the commencement of a tender or exchange offer by any third person (other than a tender or exchange offer which, if consummated, would not result in a Change of Control) of the Outstanding Voting Securities (as defined in Exhibit C) in excess of the Applicable Threshold (as defined in Exhibit C); or

(ii)	the execution of an agreement by GLG, the consummation of which would result in the occurrence of a Change of Control; or

(iii)	the public announcement by any person (including GLG) of an intention to take or to consider taking actions that, if consummated, would constitute a Change of Control; or

(iv)	the adoption by the Board, as a result of other circumstances, including circumstances similar or related to the foregoing, of a resolution to the effect that, for purposes of the Agreement, a Potential Change of Control has occurred.
A Potential Change of Control will be deemed to be pending from the occurrence of the event giving rise to the Potential Change of Control until the earlier of (I) the first anniversary of the date on which such Potential Change of Control first occurred or (II) the date the Board determines in good faith that such events will not result in the occurrence of a Change of Control.

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